ZYTO CORP Announces Filing of Form 211 by Market Maker to List on OTCBB

Business Wire, February 22, 2011

LINDON, Utah -- ZYTO Corp (Pink Sheets: ZYTC – News, www.ZYTO.com) is pleased to announce that a  market maker has filed Form 211 on the Company’s behalf with the Financial Industry Regulatory Authority (FINRA) for a listing on the Over the Counter Bulletin Board (OTCBB) exchange.

“This filing represents our ongoing commitment to our shareholders,” stated Dr. Vaughn R Cook, CEO.  “Our recent completion of the Form 10 filing with the SEC and our status as a fully reporting company has paved the way for this significant step.  We believe that the listing of our shares on the OTCBB will enhance investor confidence and assist in making an investment in ZYTO more attractive.”

“We’re excited to announce this news to our investors and the public,” stated Kami J. Howard, CFO.  “The anticipated OTCBB listing is another step in increasing liquidity and value for our shareholders.”

No assurance can be made that the application will be accepted by FINRA or that the Company will actually be able to list on the OTCBB.

The Company’s Form 10-12G was accepted by the Securities and Exchange Commission with “no further comments” on February 4, 2011.  The initial Form 10-12G registration statement and subsequent amendments are posted on the SEC website at www.sec.gov.

About ZYTO Corp

ZYTO Corp was founded by its CEO Dr. Vaughn R Cook, OMD. The company designs and builds computer technology to facilitate decision making about healthcare and wellness options. ZYTO’s product mix includes the Elite, Select, Balance and EVOX, sold exclusively to healthcare professionals, and the Compass System built for distributors involved with specific direct sales or network marketing companies.

For more information visit www.ZYTO.com or contact their Headquarters at 801-224-7199.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products and technological changes, dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports.